Exhibit 99.1

UK EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Centessa Pharmaceuticals (UK) Limited (referred to herein as the “Company”) and Mario Alberto Accardi (the “Executive”) on 5 January, 2026 and is effective as of 1 January, 2026 (the “Effective Date”). This Agreement (including all schedules and exhibits attached hereto) supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation the employment agreement between the Executive and Orexia Limited (which was subsequently transferred to the Company) dated as of 2 January, 2019 (the “Prior Agreement”). The Executive’s period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on 2 January, 2019.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing, subject to the remaining terms of this Agreement, until such employment is terminated by either party giving to the other six months’ prior notice in writing (the “Term”).

(b) Position and Duties. The Executive shall serve as the Chief Executive Officer of the Company or in such other role as the Directors of the Company (the “Board”) may reasonably determine and shall have such powers and duties as may from time to time be prescribed by the Board or any committee of the Board. The Executive shall also serve on the Board as an executive Director. The Executive’s employment under this Agreement is conditional on the Executive satisfying and continuing to satisfy any legal requirement under the Quoted Company Requirements for the holding of their role, and satisfying the requirements for their role of any regulatory body considered by the Board to be relevant to the Company’s business and the Company shall be entitled to terminate the Executive’s employment summarily if the Executive fails to satisfy this condition. Except as set forth in Schedule 2, the Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and any other Group Company for which the Executive is required to work from time to time and shall carry their duties during the hours of work set out in Exhibit A to this Agreement. The Executive shall not during the employment except as a representative of the Company or with the Board’s prior written consent (whether directly or indirectly, paid or unpaid) and, except as set forth in Schedule 2, be employed, engaged, concerned or interested in any other actual or prospective business, organization, occupation or profession. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the prior written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities: (i) do not interfere with the Executive’s proper performance of the Executive’s duties to any Group Company; (ii) do not create a conflict of interest or a material risk of a potential conflict of interest in the future; and (iii) are not in competition with the businesses of any Group Company. Nothing in this Agreement shall prevent the Executive from holding an investment by way of shares or other securities to in any entity listed or dealt on a recognized stock exchange (a “Permitted Investment”) provided always that during the term of the employment the Permitted Investment shall not constitute more than 3% of the issued share capital of the entity concerned and the Executive complies with the Quoted Company Requirements.

(c) Policies and Procedures. The Executive will read and strictly comply with: (i) any rules, policies and procedures that comply to each Group Company at all times; (ii) the Quoted Company Requirements; and (iii) any other laws and regulations material to the conduct of the business of the Company or any Group Company. Although the Company’s rules, policies and procedures do not form part of this Agreement, failure to comply with them may result in disciplinary action up to and including dismissal. The Executive is aware of the Quoted Company Requirements and that a breach of the Quoted Company Requirements carries sanctions including criminal liability, disciplinary action by the Company (up to and including summary dismissal) and disciplinary action by the relevant regulatory authority. Due to the Executive’s position the Executive shall be named on the Company’s list of persons with access to inside information relating to the Company which may be made available to the relevant authorities.

(d) Location. The Executive’s place of work shall be as set out in Exhibit A to this Agreement, provided that the Executive may be required to travel nationally and internationally for business, consistent with any Group Company’s business needs, including, without limitation, to the United States.

2. Compensation and Related Matters.

(a) Base Salary. The Company will pay the Executive an initial base salary at the rate of US$600,000.00 per year subject to deductions required by law. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in equal monthly instalments in arrears on or about the last day of each month in a manner that is consistent with the Company’s usual payroll practices for its executive officers. The Company may deduct from the Base Salary or any other sums payable to the Executive any money owed to any Group Company by the Executive. The Executive will reimburse the Company upon demand for the personal use of any Company credit card, any other unauthorized transactions entered into by the Executive or any overpayments made to the Executive.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. Commencing in calendar year 2027, the Executive’s initial target annual incentive compensation shall be fifty percent of the Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” Whether targets have been met and where targets have been met in full or in part the actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee. The Board may suspend, alter or discontinue any incentive compensation payment(s) or any bonus plan and its eligibility requirements at any time (whether generally or in relation to the Executive only) at its absolute discretion. If the Executive receives any incentive compensation payment the Company is not obliged to make any further incentive compensation payments and any incentive compensation payment will not become part of the Executive’s contractual remuneration or fixed salary. Except as otherwise provided herein or as may be provided by the Board or the Compensation Committee, the Executive must be employed by the Company and not under notice of termination, given or received, on the date such incentive compensation is paid in order to receive any annual incentive compensation. Incentive compensation entitlement does not accrue in the course of a year, and the Executive is not entitled to payment of incentive compensation, or any pro rata portion of it, if the Executive leaves employment prior to the date that incentive compensation is paid. The Executive shall not be entitled to be considered for any incentive compensation nor shall any incentive compensation be paid if the Executive is subject to disciplinary action or investigation at the date any incentive compensation is being considered and/or at the incentive compensation payment date (as applicable) although the Company may reconsider the matter upon the conclusion of the disciplinary action or investigation in question.

(c) Pensions. The pensions provisions applicable to the Executive are as set out in Exhibit A to this Agreement.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers

(e) Other Benefits. The Executive shall, during employment, be eligible to participate in the following benefit plans: Group Life Assurance, Group Income Protection, Group Critical Illness, Private Medical Insurance, Employee Assistance Programme, Private Dental Cover, and Pension. The Executive’s participation in the benefit plans referred to in this Section are subject to: (i) the terms of such benefit plan, as amended from time to time; (ii) the rules of the insurance policy of the relevant benefit provider, as amended from time to time; and (iii) the Executive satisfying the normal underwriting requirements of the relevant benefits provider (which may involve a medical and/or a medical questionnaire) and the premium being paid at a rate which the Company considers reasonable. The Company’s obligation under this Section is limited to paying premiums to the relevant benefits provider. If the benefit provider refuses to accept a claim under the relevant benefit plan the Company shall have no obligation or responsibility to challenge that decision or to compensate the Executive. The Company reserves the right to discontinue, vary or amend each benefit plan (including the level of cover) at any time on reasonable notice to the Executive.

(f) Time Off. The Company intends to comply with its statutory obligations regarding time off work for example relating to family leave, domestic incident leave, jury and military service. There is no right to paid time off (except to the extent required by law) but the Company may exercise its discretion in relation to short term absences.

(g) Holidays. The provisions relating to holidays which are applicable to the Executive are as set out in Exhibit A to this Agreement.

(h) Sickness. The provisions relating to sickness which are applicable to the Executive are as set out in Exhibit A to this Agreement.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Ill Health. The Company may terminate the Executive’s employment if the Executive is absent from work due to ill health for a period of more than 180 days (which need not be consecutive) in any 12-month period by giving the Executive 6 months’ prior written notice.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder without notice and with no liability to make any further payments to the Executive (other than in respect of amounts accrued at the Termination Date) for Cause. For purposes of this Agreement, “Cause” shall mean if in the reasonable opinion of the Board the Executive:

i. is guilty of gross misconduct;

ii. is guilty of dishonest statements or acts with respect to any Group Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to any Group Company;

iii. is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);;

iv. is grossly negligent or incompetent in the performance of the Executive’s assigned duties and responsibilities;

v. is guilty of gross negligence, willful misconduct or insubordination;

vi. violates any material provision of any agreement(s) between the Executive and any Group Company or any Group Company policies including, without limitation, this Agreement, agreements relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct;

vii. fails to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board or the Company’s General Counsel to cooperate, or willfully destroys or fails to preserve documents or other materials known to be relevant to such investigation or induces others to fail to cooperate or to produce documents or other materials in connection with such investigation;

viii. has breached the Quoted Company Requirements;

ix. is declared bankrupt or makes any arrangement with or for the benefit of their creditors or has a county court administration order made under the County Court Act 1984;

x. is disqualified from acting as a director or resigns as a director from the Company or any Group Company without prior written approval of the Board;

xi. ceases to satisfy any legal requirement under the Quoted Company Requirements for the holding of their role and/or fails to satisfy the requirements for their role of any regulatory body considered by the Board to be relevant to the Company’s business and/or becomes disqualified or disbarred from membership of, or is subject to any serious disciplinary sanction by, any professional, regulatory or other body whose consent is required to enable the Executive to carry out all their duties under this Agreement, and/or which undermines the confidence of the Board in the Executive’s continued employment with the Company;

xii. is no longer eligible to work in the United Kingdom; or

xiii. is guilty of any fraud or dishonesty or acts in any manner which brings or is likely to bring the Executive or any Group Company into disrepute or is materially adverse to the interests of any Group Company.

The rights of the Company under Section 3(c) are without prejudice to any other rights that it might have at law to terminate the Executive’s employment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

The Company may suspend the Executive from any or all of the Executive’s duties during any period in which the Company is investigating any disciplinary matter involving the Executive or while any disciplinary procedure or regulatory investigation is outstanding. Any such suspension shall not constitute disciplinary action. During any period of suspension, the Company may impose the same conditions that apply to Garden Leave.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause by six months’ prior notice in writing. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or ill health of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason by six months’ prior notice in writing except for termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

i. a material diminution in the Executive’s responsibilities, authority or duties;

ii. a diminution in the Executive’s Base Salary except for across-the-board salary reductions of similar magnitude based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

iii. the material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

i. the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

ii. the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

iii. the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

iv. notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

v. the Executive terminates employment within 10 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Matters Related to Termination

(a) Garden Leave. Following service of notice to terminate the employment by either party, or if the Executive purports to terminate the employment in breach of contract, the Company may by written notice, place the Executive on Garden Leave for the whole or part of the remainder of the Executive’s employment. During any period of Garden Leave:

i. the Company shall be under no obligation to provide work to the Executive and may revoke any powers the Executive holds on behalf of any Group Company;

ii. the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the home of the Executive) as the Board may reasonably decide;

iii. the Company may appoint another person to carry out the Executive’s normal duties;

iv. the Executive shall continue to receive his or her Base Salary but shall not be entitled to receive any bonus or other incentive in respect of the period of Garden Leave;

v. the Executive shall remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

vi. the Executive shall be contactable during each working day (except during any periods taken as holiday in the usual way);

vii. the Company may exclude the Executive from the premises of any Group Company, require the Executive to return any Group Company property and remove the Executive’s access from some or all of its information systems; and

viii. the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client or other business contact of any Group Company as it may reasonably require.

(b) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(c) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (i) any Base Salary earned through the Termination Date; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); and (iii) any accrued but untaken holiday payable in accordance with the holiday provisions in Exhibit A (collectively, the “Accrued Obligations”).

(d) Resignation of All Other Positions. To the extent applicable, the Executive shall immediately resign, without any claim for compensation, from all officer and board member positions that the Executive holds with any Group Company upon the termination of the Executive’s employment for any reason or, if earlier, at the start of a period of Garden Leave following the service of notice or purported notice of Termination by the Executive. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(e) Company Property Obligations Upon Termination. On Termination or, if earlier, at the start of a period of Garden Leave following the service of notice or purported Termination by the Executive, the Executive shall:

i. immediately deliver to the Company all documents, books, materials, records, correspondence, papers, Copies, Confidential Information and other business information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys and any other property of any Group Company, which is in the Executive’s possession or control;

ii. irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory (including any personal computer, personal device, personal email account or web account), and all other matter derived from such sources which is in their possession or under their control outside the premises of the Company; and

iii. provide a signed statement confirming full compliance with the obligations under Sections 4(e)(i) to 4(e)(ii) together with such reasonable evidence of compliance as the Company may request.

(f) Payment in Lieu of Notice. The Company may, in its sole and absolute discretion, terminate the Executive’s employment under this Agreement at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this Section 4(f) and that it will make a payment in lieu of notice (“PILON”) to the Executive. The Executive’s employment will terminate immediately and any PILON due to the Executive in accordance with the provisions of this Section 4(f) will be paid within 28 days. The PILON will be equal to the Base Salary (as at the Termination Date) which the Executive would have been entitled to receive under this Agreement during the notice period referred to at Section 1(a) (or, if notice has already been given, during the remainder of the notice period) less deductions required by law. The Executive shall have no right to receive a PILON unless the Company has exercised its discretion in this Section 4(f). Notwithstanding the foregoing provisions of this Section 4(f), the Executive shall not be entitled to any PILON if the Company would otherwise have been entitled to terminate the Executive’s employment under this Agreement without notice in accordance with Section 3(c). In that case the Company shall also be entitled to recover from the Executive any PILON already made.

(g) Payments for Loss of Office. In this Section, the terms directors’ “remuneration policy”, “remuneration payment” and “payment for loss of office” have the meanings given to them in section 226A(1) of the Companies Act 2006. Notwithstanding any other provision of this Agreement or any entitlement or claim which the Executive may have under this Agreement or any other agreement or obligation entered into by the Company or any third party:

i. if, and to the extent that section 226B of the Companies Act 2006 applies to a remuneration payment at the time at which it is payable, or is proposed to be paid, to the Executive, no such payment shall be made unless it complies with the requirements of section 226B(1); and

ii. if, and to the extent that section 226C of the Companies Act 2006 applies to a payment for loss of office at the time at which it is payable, or is proposed to be paid, to the Executive, no such payment shall be made unless it complies with the requirements of section 226C(1).

In the event that any remuneration payment or payment for loss of office is made to the Executive breach of section 226B or section 226C, as the case may be such payment shall be of no effect and shall be held by the Executive, or other recipient, on trust as set out in section 226E of the Companies Act 2006. The Company may make such arrangements for the recovery of any such payment as it, in its reasonable opinion, considers appropriate including by deduction from any payments of salary or other sums which are due to the Executive from the Company or any Group Company.

5. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), in each case outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of the Executive’s Continuing Obligations (as defined below), and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Termination Date (or such shorter period as set forth in the Separation Agreement), which shall include a seven (7) business day revocation period; and (iii) if so requested by the Company, the Executive signing a UK settlement agreement release in a form and manner reasonably satisfactory to the Company:

(a) the Company shall pay the Executive an amount equal to 12 months of the Executive’s Base Salary (the “Severance”) less applicable deduction of tax and national insurance or other social security contributions provided that the Severance will be reduced by any PILON or any Base Salary the Executive receives in respect of the notice period in Section 1(a) or Section 3(b).

The amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date if the Executive is a United States taxpayer. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason during the Change in Control Period.

(a) The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Termination Date occurs during the Change in Control Period. These provisions shall terminate and be of no further force or effect after the Change in Control Period.

(b) If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Termination Date occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of a general release of claims against the Company and all related persons and entities (the “Release”) by the Executive and the Release becoming fully effective, all within the time frame set forth in the Release but in no event more than 60 days after the Termination Date and if so requested by the Company, the Executive signing a UK settlement agreement release in a form and manner reasonably satisfactory to the Company:

i. the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) 18 months of the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) 1.5 times the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher) (the “Change in Control Payment”) less applicable deduction of tax and national insurance or other social security contributions and provided that the Change in Control Payment will be reduced by any PILON or any Base Salary the Executive receives in respect of the notice period in Section 1(a) or Section 3(b).

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period if the Executive is a United States taxpayer.

(c) Additional Limitation.

i. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

ii. For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

iii. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7. Definitions. For purposes of this Agreement:

i. “Change in Control” shall mean a “Sale Event” as defined in the Company’s 2021 Stock Option and Incentive Plan, as the same may be amended from time to time.

ii. “Change in Control Period” shall mean the period beginning on the date of the occurrence of the first event constituting a Change in Control (the “Closing Date”) and ending on the 12 month anniversary of the Closing Date.

iii. “Confidential Information” shall mean trade secrets, knowhow and information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company or any of their suppliers, customers, agents, shareholders or management, including (but not limited to): (a) business, financial or strategic information or plans; (b) technical data and know-how; (c) litigation, potential litigation or legal advice; (d) employment terms or pay of the Executive or others; (e) commercial terms with business partners; (f) products or services in the course of development; (g) processes or know-how; (h) details of any joint ventures, which (in each case) the Executive creates, develops, learns, receives or obtains in connection with the Executive’s employment before or after the date of this Agreement, whether or not such information is marked confidential.

iv. “Copies” shall mean copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

v. “Employment IPRs” shall mean Intellectual Property Rights created by the Executive in the course of or in connection with their employment with the Company (whether or not during working hours or using the Company’s premises or resources).

vi. “Garden Leave” shall have the meaning given to it in Section 4(a).

vii. “Group Company” shall mean the Company and its respective subsidiaries and affiliates and any group undertaking (as such term is defined in section 1161(5) of the Companies Act 2006) of the Company in any jurisdiction from time to time.

viii. “Intellectual Property Rights” shall mean patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

ix. “Invention” shall mean any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

x. “Permitted Investment” shall have the meaning given to it in Section 1(b).

xi. “Quoted Company Requirements” shall mean (a) all legal and regulatory obligations, codes of practice and recommendations which apply to the Executive or any Group Company relating to transactions in securities, related party transactions and inside information (including the Company’s share dealing policy); (b) the Financial Services and Markets Act 2000 and the Criminal Justice Act 1993, in each case as amended or superseded from time to time; and (c) as applicable, the securities laws of the United States, including but not limited to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the Listing Rules of The Nasdaq Stock Market, each as amended from time to time.

xii. “Termination” shall mean the termination of the Executive’s employment under this Agreement however caused, whether lawful or not, and “Termination Date” shall mean the date of Termination.

8. Section 409A.

(a)

Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9. Confidential Information.

(a) Without prejudice to the Executive’s common law and fiduciary duties, the Executive shall not during the employment or at any time after Termination and whether for their own benefit or for the benefit of any third party:

i. use any Confidential Information; or

ii. disclose any Confidential Information to any person, company or other organization whatsoever,

except in the proper course of their duties, as required by law or as authorized by the Board in writing.

(b) The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall use best endeavours to prevent the misuse of Confidential Information.

(c) All Confidential Information and Copies shall be the property of the Company and the Executive shall not make any Copies save in the proper course of their employment.

(d) Save as authorized by the Board, the Executive shall not make or publish any comment regarding the business of any Group Company or any of its current or former employees or directors to the media (including on social media).

10. Intellectual Property.

(a) The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law and, to the extent they are capable of prospective assignment, the Executive now assigns, by present assignment of future rights, them to the Company. To the extent that they do not automatically vest in the Company, the Executive holds them on trust for the Company.

(b) To the extent that legal title in and to any Employment IPRs or Employment Inventions does not vest in the Company as described in Section 9(a) the Executive agrees, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of us receiving the offer, the Company shall refer the dispute for determination to an expert who shall be appointed by parties (save that if the parties cannot agree on an expert, such expert shall be appointed by the President of the Centre for Effective Dispute Resolution) to determine the arm’s length terms for the acquisition of the legal title in and to the relevant Employment IPRs and/or Employment Inventions. The expert’s decisions shall be final and binding on the parties in the absence of manifest error, and the costs of the expert shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Executive agrees that the provisions of this Section 9(b) shall apply to all Employment IPRs and Employment Inventions offered to the Company under this Section 9(b) until such time as the Company has agreed in writing that the Executive may offer them for sale to a third party. For the avoidance of doubt, once the Expert has made its determination as to the arm’s length terms for the acquisition of the legal title in and to the relevant Employment IPRs and/or Employment Inventions, the Company shall have the right (but not the obligation) to acquire the relevant Employment IPRs and/or Employment Inventions from the Executive on such terms.

(c) The Executive agrees:

iii. to give the Company full written details of all Employment Inventions promptly on their creation;

iv. at the Company’s request, and in any event on the termination of the Executive’s employment, to give the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs and/or Employment Inventions (and all materials embodying them);

v. not to attempt to register any Employment IPRs nor patent any Employment Invention unless requested to do so by the Company; and

vi.	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Executive.

(d) The Executive irrevocably waives all their present and future moral rights which arise under the Copyright, Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

(e) The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Executive in respect of their compliance with this Section. This Section is without prejudice to the Executive’s rights under the Patents Act 1977.

(f) The Executive undertakes to use best endeavours to execute all documents and do all acts both during and after their employment by the Company as may, in the opinion of the Board, be necessary and/or desirable to vest the Employment IPRs in the Company, to register them in the Company’s name and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Executive’s reasonable and properly incurred expenses of complying with this Section 9(f).

(g) The Executive agrees to give such assistance to the Company as the Company may reasonably request to enable the Company to enforce the Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights. The Company agrees to reimburse the Executive’s reasonable and properly incurred expenses of complying with this Section 9(g).

11. Continuing Obligations.

(a) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for any Group Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for any Group Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of any Group Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(b) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any Group Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which any Group Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of any Group Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 10(c).

(c) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

12. Post Termination Restrictions. Schedule 1 shall take effect.

13. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement.

14. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

15. Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any Group Company or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments or benefits pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

16. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

22. Incentive. This Section applies if the Executive subscribes for or is awarded shares in the Company or any Group Company or participates in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an “Incentive”) or may do so. Upon Termination, the Executive’s rights (if any) in respect of each Incentive shall be solely determined by the articles of association, rules or other documents governing each Incentive which are in force on the Termination Date and the Executive hereby irrevocably waives all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to the Executive (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).

23. Third Party Rights. The Contract (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to any Group Company. No person other than the parties to this Agreement and any Group Company shall have any rights under it and it will not be enforceable by any other person other than those parties.

24. Governing Law. This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

26. Statement of Particulars. This Agreement incorporates the written statement of particulars of employment which the Company is required to provide to you under sections 1 to 7 of the Employment Rights Act 1996 and therefore no separate written statement will be provided.

[Signature page follows]

Executed and delivered as a Deed by the Executive and executed as an Agreement under hand by the Company, this Agreement effective on the Effective Date.

By:	/s/ Karen Anderson
Name: Karen Anderson
Title: Chief People Officer

for and on behalf of Centessa Pharmaceuticals (UK) Limited

Signed as a deed by EXECUTIVE

/s/ Mario Alberto Accardi
Mario Alberto Accardi

Date: 01/05/2026

in the presence of:

Witness’s Signature	/s/ [Redacted]

Name of witness	[Redacted]

Address of witness	[Redacted]

Occupation of witness	[Redacted]

EXHIBIT A

The terms in this Exhibit A relate to the Executive’s work in the United Kingdom.

1.	Employment Rights Act

a.	The Executive’s employment for purposes of the Employment Rights Act 1996 commenced on 2 January, 2019.

2.	Place of Work

a.

The normal place of work of the Executive is the Executive’s home address from time to time, which is [redacted]. The Executive may be required from time to time to visit and work at such other locations and for such times as the Company considers necessary for the proper performance of the Executive’s duties.

b.

The Executive must notify the Company as soon as possible if the Executive plans to change home address. The Executive may not perform their duties from outside the United Kingdom or, [redacted], except with the Company’s prior written permission.

c.	The Executive shall not be required to work outside of the United Kingdom or the United States for any continuous period of more than one month.

3.	Hours of Work

a.

The Executive shall work such hours as are required for the proper and efficient performance of their duties including the Company’s normal business hours which are 9am until 6pm from Monday to Friday.

b.	The Executive agrees that the limit on weekly working time contained in Regulation 4 of The Working Time Regulations 1998 does not apply because Regulation 20 applies to the Executive.

4.	Pensions

a.	The Company intends to comply with the employer pension duties in respect of the Executive in accordance with Part 1 of the Pensions Act 2008.

b.

The Executive’s participation in the Company’s pension arrangements is subject to the rules of the relevant scheme and the statutory requirement as each are varied from time to time. In particular the Company reserves the right to change the scheme provider, the funds available, the charging structure and the default fund from time to time.

5.	Holidays

a.

The Executive shall be entitled to 25 days’ paid holiday in each holiday year together with the usual public holidays in England to be taken at times convenient to the Company and authorised in advance.

b.

The Company’s holiday year runs between 1 January and 31 December. If the Executive’s employment commences or terminates part way through a holiday year, the Executive’s entitlement during that holiday year shall be calculated on a pro rata basis rounded up to the nearest whole day.

c.

The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on a termination of employment. The amount of such payment in lieu shall be 1/260th of the Executive’s salary for each untaken day of entitlement.

d.

If on the date of the Executive’s termination the Executive has taken in excess of their accrued holiday entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to the Executive or otherwise, one day’s pay for each excess day calculated at 1/260th of the Executive’s salary.

e.

If either party has served notice to terminate the employment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

6.	Sickness

a.

The Executive will be eligible for statutory sick pay in accordance with the prevailing rules of the statutory sick pay scheme. Any further company sick pay payments will be discretionary, non-contractual and may be discontinued at any time.

b.

The Executive must comply with the Company’s sickness absence notification procedures. Any period of absence of up to five days may be self-certified and any period of absence of more than five days must be supported by doctor’s certificate.

c.

The Executive consents to undergo a medical examination by a doctor nominated by the Company at the Company’s request and expense. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of any such report with the relevant doctor.

d.

The rights of the Company to terminate the Executive’s employment under the terms of this Agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

7.	Statutory Particulars

a.

The Executive is subject to the Company’s disciplinary and grievance procedures, copies of which are available upon request although the Board reserves the right to deviate from these procedures in light of the Executive’s seniority. These procedures do not form part of the Executive’s contract of employment.

b.	If the Executive wishes to raise a grievance or appeal a disciplinary decision the matter should be raised in writing with the Board.

c.	There is no collective agreement which affects the Executive’s employment or this Agreement.

d.

The Company does not impose any mandatory training requirements in relation to the Executive (except to keep up with any professional training obligations). Details of the Company’s policies regarding the provision of training are available from the Human Resources Department.

8.	Whistleblowing

a.

It is the duty of the Executive to report to the Board any material breach by any Group Company of its legal obligations of which the Executive is aware. Concerns should be reported, in writing, to the CEO or the Board.

b.

Whilst it is the Company’s clear policy to operate in an ethical and lawful manner and to foster an environment which facilitates the internal reporting of matters of concern for the avoidance doubt nothing in this Agreement prevents the Executive from making a “protected disclosure” within the meaning of Part 4A (Protected Disclosures) of the Employment Rights Act 1996 nor from reporting any regulatory breaches to any regulator or from reporting any criminal conduct to the relevant authorities.

9.	Workplace Privacy

a.	The Executive’s attention is drawn to the Company’s Privacy Notice which is provided separately.

b.

The Executive consents to the Company monitoring their communication and electronic equipment including, without limitation, the Company’s telephone, chat and e-mail systems, information stored on the Company’s computer equipment (including all electronically stored information that is the property of the Company), recordings from the Company’s closed circuit television cameras and any other computer equipment or other device used by the Executive in the performance of their duties, where necessary for business reasons and to ensure compliance with policies and procedures of the Company. The Company will use this right of access reasonably but communications and activities on the equipment or premises of the Company and any Group Company cannot be presumed to be private.

SCHEDULE 1

POST TERMINATION RESTRICTIONS

(1)	In this Schedule, the following terms not otherwise defined in the Agreement shall have the following meanings unless the context requires otherwise:

“Look Back Period” the period of 12 months before the Termination Date.

“Restricted Business” those parts of the business of the Company and any Group Company with which the Executive was either:

(a)	involved to a material extent; or

(b)	privy to Confidential Information,

in each case during the Look Back Period.

“Restricted Person” anyone employed or engaged by or otherwise working for the benefit of the Company or any Group Company and either the Executive:

(a)	personally dealt to any material extent; or

(b)	was privy to Confidential Information,

in each case during the Look Back Period.

(2)

In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which the Executive has access as a result of the employment, the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that the Executive shall not:

(a)

for six (6) month(s) after the Termination Date, in the course of any business concern, offer to employ or engage or otherwise endeavour to entice away from the Company or any other Group Company any Restricted Person; or

(b)

for six (6) month(s) after the Termination Date, in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement; or

(c)

for six (6) month(s) after the Termination Date, be employed by, work for the benefit of, engaged by, interested in or concerned with any business concern which is (or intends to be) in competition with any Restricted Business for the purposes of providing services the same as or similar to those he/she provided to the Company or any Group Company; or

(3)

The Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that the Executive shall not at any time after the Termination Date, represent any connection with any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with any Group Company.

(4)	None of the restrictions in this Schedule shall prevent the Executive from holding a Permitted Investment.

(5)	The restrictions imposed on the Executive by this Schedule apply to the Executive acting:

(a)	directly or indirectly; and

(b)	in any Capacity, on their own behalf or on behalf of, or in conjunction with, any firm, company or person.

(6)	The periods for which the restrictions in paragraph (2)(a) to (c) above apply shall be reduced by any period that the Executive spends on Garden Leave immediately before the Termination Date.

(7)

If the Executive receives an offer to be involved in a business concern in any Capacity during employment, or before the expiry of the restrictions set out in paragraph (2) above, the Executive shall give the person making the offer a copy of this Schedule and shall tell the Company the identity of that person as soon as possible after accepting the offer.

(8)

Each sub-paragraph 2(a) to 2(c), each definition set out in this Schedule, each limb of each such definition and each operative word within each sub-paragraph or definition is agreed to be a separate and severable restriction, notwithstanding that they are combined together for the sake of brevity. The parties agree that if any such restrictions shall be held to be void but would be valid if part of: (a) the wording of such restriction were deleted, such restriction shall apply with such deletion (including but not limited to a single word or words) as may be necessary to make it valid or effective; and (b) the wording of any definition were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective but the deletion in that definition shall not apply to any other restriction, so that each definition is deemed to be repeated each time it is used. The parties agree that if any such restrictions shall be held to be void on account of its duration, the duration of each restriction shall take effect as if reduced by a month, until the resulting period shall be valid and enforceable.

(9)

If the employment of the Executive is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Executive will, if required, enter into an agreement with the New Employer containing post termination restrictions corresponding to those restrictions in this Schedule, protecting the confidential information, trade secrets and business connections of the New Employer.

(10)

The Executive enters into each of the restrictions in this Schedule for the benefit of the Company on its own behalf and as trustee for each Group Company. The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which the Executive agrees to be bound by restrictions corresponding to those restrictions in this Schedule in relation to that Group Company.

(11)

The Executive acknowledges that if the Executive breaches the restrictions set out in this Schedule the Company will suffer irreparable loss, damages will not be an adequate remedy and the Company should be entitled to injunctive relief.

SCHEDULE 2

PERMITTED EXTERNAL ENGAGEMENTS IN PERSONAL TIME

The Executive shall be permitted to continue to undertake the following consulting service in Executive’s personal time and provided such engagement does not conflict with the Executives work, commitments and / or duties to the Company and the Group whatsoever:

A.	Director of Orthonika Limited

B.	Advisor, Ceravive Therapeutics